Exhibit 99.1

Press Release

Triad Guaranty Inc. Comments on Fitch Revisions to U.S. Mortgage Insurance Capital Model Changes and Ratings Actions

WINSTON-SALEM, N.C. August 30, 2007 - Triad Guaranty Inc. (NASDAQ: TGIC), announced today that Fitch Ratings (Fitch), consistent with its revision of its capital model for U.S. mortgage insurance companies, has changed the financial strength rating for Triad Guaranty Ins. from AA to AA-. Fitch noted that this change is the result of revisions made to its capital model of U.S. mortgage insurance companies. Fitch changed the long-term issuer and senior debt ratings of Triad Guaranty Inc. from A+ to A-. This revision reflects the change in the financial strength rating of Triad Guaranty Insurance Corporation and is consistent with the normal three notch difference between a holding company and an operating subsidiary. The outlook for both ratings is Stable.

Mark K. Tonnesen, President and CEO of Triad Guaranty Inc. said, “These changes by Fitch were primarily driven by a change in their methodology and capital model for the U.S. mortgage insurance industry. Fitch indicated in its press release that the ‘ratings incorporate the company’s solid balance sheet fundamentals and the strong credit quality of the company’s insured portfolio.’ The company’s total assets at June 30, 2007 were $960.3 million with $594.6 million of shareholders’ equity. We believe that this confirms our position as a strong mortgage insurance company able to continue to service the needs of our customers and help fulfill our purpose of providing capital support to the mortgage industry.” Triad currently maintains insurer financial strength ratings of AA from Standard & Poor’s and Aa3 from Moody’s.

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Triad Guaranty Inc.’s wholly owned subsidiaries, Triad Guaranty Insurance Corporation and Triad Guaranty Canada are mortgage insurers providing credit enhancement solutions to their lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company’s web site at www.triadguaranty.com

This document contains forward-looking statements which involve various risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Attention is directed to the discussion of risk and uncertainties as part of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995 contained in the Company’s most recent annual report, Form 10-K and other reports filed with the Securities and Exchange Commission.

SOURCE:	Triad Guaranty Inc.

CONTACT:	Ken Jones, Senior Vice President and Chief Financial Officer
Triad Guaranty Insurance Corporation, 336-723-1282 ext. 1105 or kjones@tgic.com

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